                     RPM INTERNATIONAL INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
                         PER SHARE AND SHARE EQUIVALENTS
                                   (UNAUDITED)

                                                                    EXHIBIT 11.1

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   Six Months Ended November 30,        Three Months Ended November 30,
                                                   -----------------------------        -------------------------------
                                                      2004                2003              2004                 2003
                                                    --------            --------          --------             --------
SHARES OUTSTANDING
     FOR COMPUTATION OF BASIC EARNINGS PER
        SHARE OF COMMON STOCK

            WEIGHTED AVERAGE SHARES                  116,413             115,613           116,659              115,670
                                                    --------            --------          --------             --------

            TOTAL SHARES FOR BASIC EARNINGS
                 PER SHARE                           116,413             115,613           116,659              115,670

     FOR COMPUTATION OF DILUTED EARNINGS
        PER SHARE OF COMMON STOCK

            NET ISSUABLE COMMON SHARE EQUIVALENTS      1,272                 722             1,625                  773
                                                    --------            --------          --------             --------
            TOTAL SHARES FOR DILUTED EARNINGS
                  PER SHARE                          117,685             116,335           118,284              116,443
                                                    ========            ========          ========             ========

NET INCOME
     NET INCOME APPLICABLE TO SHARES OF COMMON
         STOCK FOR BASIC EARNINGS PER SHARE         $ 63,598            $ 82,895          $  9,112             $ 35,223
                                                    --------            --------          --------             --------

     NET INCOME APPLICABLE TO SHARES OF COMMON
         STOCK FOR DILUTED EARNINGS PER SHARE       $ 63,598            $ 82,895          $  9,112             $ 35,223
                                                    ========            ========          ========             ========

     BASIC EARNINGS PER SHARE                       $   0.55            $   0.72          $   0.08             $   0.30
                                                    ========            ========          ========             ========

     DILUTED EARNINGS PER SHARE                     $   0.54            $   0.71          $   0.08             $   0.30
                                                    ========            ========          ========             ========

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.